Exhibit 99.2


                         OFFICE OF INSURANCE REGULATION

KEVIN M. McCARTY
DIRECTOR

IN THE MATTER OF:

                                                         CASE NO.:  71671-04-CO

CONSECO SENIOR HEALTH
INSURANCE COMPANY, INC.
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                                      ORDER
                                      -----

     THIS CAUSE came on to be heard by the OFFICE OF INSURANCE REGULATION (hereinafter referred to as the "OFFICE") upon the petition of CONSECO SENIOR HEALTH INSURANCE COMPANY, INC. (hereinafter referred to as "CONSECO SENIOR"), a foreign insurer authorized to do business in the State of Florida. CONSECO SENIOR filed a petition seeking authorization from the OFFICE pursuant to
Section 627.9407, Florida Statutes and Rule 69O-157.005, Florida Administrative Code, to nonrenew its in-force Florida Home Health Care (HOME HEALTH CARE) policies, subject to certain conditions, and more recently requested a rate increase with respect to those policies. Having conducted a public hearing in which input from policyholders was invited and received; having reviewed the complete record including all documents and representations submitted by CONSECO SENIOR and by policyholders and other interested persons, and being otherwise fully advised in the premises, the OFFICE hereby finds as follows:

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                                  INTRODUCTION
                                  ------------

     1. The OFFICE has jurisdiction over the subject matter of, and the parties to this proceeding.

     2. CONSECO SENIOR is properly licensed in Florida as a foreign life and health insurer, domiciled in Pennsylvania.

     3. On or about October 21, 2003, CONSECO SENIOR requested authorization from the OFFICE pursuant to Section 627.9407, Florida Statutes, to nonrenew its HOME HEALTH CARE policies in Florida, subject to terms and conditions as may be required pursuant to Florida law. With respect to the same HOME HEALTH CARE policies in Florida, on or about February 5, 2004, CONSECO SENIOR requested a premium rate increase (OIR filing, FLR 04-01308) of 211.6 percent (211.6%). This request was denied by the OFFICE on March 10, 2004 due to insufficient documentation to actuarially justify the requested increase. In the record, by letter from counsel, CONSECO SENIOR stated that the rate increase of 211.6% was actuarially justified absent authorization for nonrenewal.

     4. In response to CONSECO SENIOR's requests, pursuant to Section 624.324, Florida Statues, the OFFICE held a public hearing in Davie, Florida on March 5, 2004. The purpose of the public hearing was to gather information and to give policyholders the opportunity to respond on the record to CONSECO SENIOR's requests and its proposal to offer replacement coverage in conjunction with limitations on future rate increases. During the public hearing CONSECO SENIOR gave a presentation summarizing its requested proposal. Policyholders were then given the opportunity to make comments regarding the proposal. The OFFICE also accepted written comments from policyholders and other interested parties submitted to the OFFICE within seven (7) days of the date of the public hearing.

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                               EVIDENCE PRESENTED
                               ------------------

     5. The HOME HEALTH CARE policies that are the subject of this Order were developed and sold by American Travellers Life Insurance Company (American Travellers) and Transport Life Insurance Company (Transport Life). Conseco, Inc., the parent company to CONSECO SENIOR, acquired American Travellers Life Insurance Company and Transport Life Insurance Company in December of 1996. After the acquisition, American Travellers' and Transport Life's respective books of business remained with those companies. Transport Life merged into American Travellers in November of 1997, and American Travellers changed its name to CONSECO SENIOR in July of 2001.

     6. Since inception of its HOME HEALTH CARE policies in 1988 through the end of the year 2002, CONSECO SENIOR and its predecessors reported losses (earned premiums less paid claims, expenses, reserves and accumulated interest) generated by its HOME HEALTH CARE policies of $418 million nationwide. CONSECO SENIOR estimates that its Florida HOME HEALTH CARE policies accounted for 80.6 percent (80.6%), approximately $337 million, of these losses. CONSECO SENIOR has approximately 18,653 HOME HEALTH CARE policyholders in Florida.

     7. Regarding its HOME HEALTH CARE policies, CONSECO SENIOR stated during the public hearing that for every dollar of HOME HEALTH CARE policy premium it will receive in 2004 it will be paying out $1.75 in claims. By the year 2008, the it projects that it will be paying out $2.71 in claims for every dollar of HOME HEALTH CARE policy premium collected. CONSECO SENIOR has repeatedly stated in the hearing and in correspondence with the OFFICE that it cannot stabilize the experience with these HOME HEALTH CARE policies through rate increases alone.

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     8. Written submissions and public testimony presented at the hearing indicated that at least some policyholders believe that CONSECO SENIOR's financial difficulties stem from bad management or looting. CONSECO SENIOR has made numerous representations to the OFFICE and other financial representations indicating that money has not been "looted" or transferred at least in recent years from CONSECO SENIOR to its parent, Conseco, Inc. In fact, evidence was presented that Conseco Inc., has infused $534 million over the past 5 years to subsidize losses experienced by CONSECO SENIOR's HOME HEALTH CARE business. CONSECO SENIOR's testimony at the hearing admitted that poor management in past years had contributed to its troubles, but clarified that current management was brought in to "clean up" these practices. As detailed during the hearing, Conseco managers are drawing substantial salary and benefit dollars from the Conseco Group.

     9. Evidence was not presented, however, that those salary and benefit dollars, at least during recent years, were drawn improperly from CONSECO SENIOR, nor has the OFFICE found upon review of financial reports any indication of excessive management fees being paid from CONSECO SENIOR compared to other similar companies. However, some of the policyholders at the hearing and in written comments expressed a desire for the management of Conseco Group to examine its entire operation to determine if cost savings could be applied to mitigate the impact of poor loss experience rather than address the entire issue by raising rates for policyholders.

     10. Written submissions and public testimony presented at the hearing indicated that some policyholders believed that the CONSECO SENIOR's losses could have been abated had it pooled its HOME HEALTH CARE book of business. The Florida Insurance Code and rules of the OFFICE require insurers to pool experience of all forms with similar benefits, of which

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CONSECO SENIOR has done. Furthermore, as noted in paragraph 8 above, CONSECO
SENIOR has effectively subsidized this business with $534 million of infusions, thereby spreading the adverse experience of this business across the entire Conseco Group.

     11. In written submissions and public testimony presented at the hearing, several policyholders also indicated that certain claimants are using the HOME HEALTH CARE policies to "pay for a maid" and that claims are not being properly screened. CONSECO SENIOR has historically failed in its processing and payment of claims, and as a result has paid fraudulent claims and claims that were ineligible for payment under the standards for proper payment contained in the policies and the law. For example, CONSECO SENIOR has not always required appropriate documentation of the claimant's eligibility via a certification from a licensed health care practitioner regarding the claimant's inability to perform activities of daily living, or the claimants' cognitive impairment. (See s. 627.9404(4), F.S.) These poor claim-payment practices have contributed significantly to the loss experience of CONSECO SENIOR's HOME HEALTH CARE policies, including its Florida HOME HEALTH CARE policies. At the public hearing, the CEO of Conseco stated, "It's obvious that the company has had problems with claims-processing in the past. I think your example is one that we've become more aware of in the last six or twelve months and that's why we brought in outside experts to look at our claims-handling capabilities. There's been talk about monitoring our claims process going forward [... i] n fact, making sure that [we] know what's happening in our claims processing day by day. So, it's something that has to dramatically improve, and I think it will be one of the ingredients to actually making the company healthier over time." (Transcript of March 5, 2004 hearing at p. 177)

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     12. CONSECO SENIOR discontinued writing, on a nationwide basis, HOME HEALTH
CARE policies in 2000 and long-term care policies, effective April 18, 2003. There is no requirement in Florida law that CONSECO SENIOR continue to issue new policies indefinitely, but the fact that it has stopped writing is recognized as a contributing factor to the decline in CONSECO SENIOR's financial position and experience with this group of maturing policies. Testimony was presented at the hearing indicating that some policyholders may believe that the Conseco Group intentionally segregated these policies in one affiliated company in an effort to shield other affiliates from poor loss experience. The evidence presented by CONSECO SENIOR indicates that this block of business was purchased and never moved from the original companies in which it was located, American Travellers and Transport Life, but that only the merger and name of the company changed as described in paragraph five above.

     13. Many of CONSECO SENIOR's policyholders have stated that they are on fixed incomes and cannot afford CONSECO SENIOR's requested rate increases. Moreover, their fixed incomes have been depleted due to several factors, including increased costs of medications, previous rate increases by CONSECO SENIOR, and low returns on their investments. If a substantial rate increase is imposed in a manner in which no other options are available, some policyholders will be unable to pay the increased premiums and will be forced to allow their policies to lapse, thereby losing their coverage and their entire investment in their CONSECO SENIOR policies. A remedy that includes the option to elect a nonforfeiture benefit is preferable to some of these policyholders so that they at least retain some benefit based on premiums that they have paid over past years.

     14. In written submissions and public testimony presented at the hearing, some policyholders stated that they knew of policyholders who resided in other states and whose policy premiums

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had not been subject to dramatic rate increases. Testimony was given that even some neighbors who now live in Florida, but whose policies originated in another state were not experiencing dramatic rate increases, nor reduced policy benefits. CONSECO SENIOR has indicated that it has not made the same request nationwide because in most states, the authority to non-renew these policies which, by their terms, are guaranteed renewable, does not exist in state law as it does in Section 627.9407(3)(a), Florida Statutes. The OFFICE finds, however, that permitting a revision to Florida policies, and a dramatic rate increase that is not shared nationwide, will result in disproportionate hardship upon Florida residents.

     15. CONSECO SENIOR has filed and obtained approval for several rate increases for its HOME HEALTH CARE policies nationwide and in Florida. One such rate increase followed previous public hearings held in 2002, involving many of these same policyholders during which the former management of CONSECO SENIOR represented that the rate increase then pending, 45 percent (45%), would stabilize this block of policies and that no further substantial increases would be required.

     16. As expressed by several of CONSECO SENIOR's policyholders during the recent March 2004 public hearing and in written submissions, their trust in the CONSECO SENIOR's ability to remedy its financial situation has been eroded. Many of its policyholders no longer desire to continue doing business with CONSECO SENIOR. Testimony was presented that if some policyholders had known at the 2002 public hearings that the 45% rate increase proposed at that time as a solution would not be adequate, they would have opted for a paid-up policy or nonforfeiture benefit offered at that time.

     17. Some policyholders expressed that CONSECO SENIOR should be denied relief, and if the result was liquidation, the disruption involved in a liquidation proceeding was preferable to

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dramatic rate increases or benefit reductions. Liquidation would result in inconvenience and disruption to policyholders. CONSECO SENIOR suggested in the record that it is a Pennsylvania-domiciled insurer, and if placed in an insolvency proceeding, it would likely be done in Pennsylvania for purposes of rehabilitation. However, even if a Pennsylvania court could order revisions to guaranteed-renewable contracts, any such revisions would be vigorously opposed if the court attempted to do so for policyholders of only one state. In fact, Pennsylvania has adopted a form of the uniform rehabilitation and liquidation act, which has as its stated purpose the equal treatment of all creditors wherever they reside. Any remedies in an insolvency proceeding, even a rehabilitation, should be applied to an entire class of policyholders nationwide, and not isolated to those policyholders whose contracts originated in Florida.

     18. Many of CONSECO SENIOR's Florida HOME HEALTH CARE policyholders have paid premiums for years without filing any claims or using any of the benefits in their policies.

     19. In written submissions and testimony presented at the hearing, many policyholders expressed that the burden on claimants to obtain medical certification that illness will continue for a period of at least 90 days is too harsh. The 90-day standard is incorporated in the definition of "Qualified long-term care services" under Section 627.9404, Florida Statutes, where those services are required by a "chronically ill" individual. Section 627.9404(4), Florida Statutes defines "chronically ill" to mean "certified by a licensed health care practitioner as being unable to perform without substantial assistance from another individual, at least two activities of daily living for a period of at least 90 days" or meet a standard relating to cognitive impairment. In addition, CONSECO SENIOR has indicated that this standard is included in their policies to be consistent with requirements of the Internal Revenue Code, which is also referenced in Section 627.9404(12), Florida Statutes.

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     20. CONSECO SENIOR requested that the OFFICE permit it to non-renew its
Florida HOME HEALTH CARE policies, but according to Florida law and applicable administrative rules, such nonrenewal may be permitted only under terms and conditions designed to protect the interests of its policyholders. CONSECO SENIOR and the OFFICE held lengthy discussions about the terms and conditions of such nonrenewal or in lieu of nonrenewal, offering a replacement policy. By the time of the public hearing, CONSECO SENIOR had refined its proposal to offer replacement policies along with up to a thirty (30) percent premium increase for the first year and a cap on future increases for three to five years thereafter. The proposed replacement policies would differ from the existing HOME HEALTH CARE policies in three ways: (1) the restoration of benefits provisions would be removed from the policy language and benefits would be capped at the maximum benefit period in the policy; (2) a minimum elimination period of thirty (30) days would be established; (3) the eligibility of benefits provision would require certification from a Licensed Health Care Provider that substantial assistance is needed for a least ninety (90) days. The term "elimination period" means the number of days at the beginning of a period of care for which no benefits are payable.

     21. On or about March 18, 2004, CONSECO SENIOR re-filed a request for approval of a premium rate increase of 211.6% with the OFFICE (OIR Filing, FLR 04-03330). At the hearing, CONSECO SENIOR presented evidence that large premium increases alone are ultimately not a viable solution to the losses experienced by its HOME HEALTH CARE policies and substantial losses are projected in the future even if large premium increases are granted. An actuarial review of the filing by the OFFICE indicates that, without implementing improved claim-management practices, a substantial rate need approaching 95 percent (95%) may be indicated if the policy terms remain unchanged.

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     22. Pursuant to Section 627.9407, Florida Statutes, CONSECO SENIOR has
represented to the OFFICE that, absent other dramatic changes, renewal of its HOME HEALTH CARE Florida policies will jeopardize CONSECO SENIOR's solvency and that substantial and unexpected loss experience of said policies cannot reasonably be mitigated or remedied by rate increases alone. Moreover, pursuant to Rule 69O-157.005, Florida Administrative Code, CONSECO SENIOR has represented that, regarding its HOME HEALTH CARE Florida policies:

     (a) Actual paid claims and expenses have substantially exceeded the premium and investment income associated with its HOME HEALTH CARE Florida policies, although testimony of policyholders and other information in the record would suggest that poor claim handling practices have contributed to these claim expenses;

     (b) The policies will continue to experience substantial and unexpected losses over their lifetime, although testimony of policyholders and other information in the record would suggest that some of these losses are a result of poor claim handling practices and failure of the predecessor company to properly underwrite the policies;

     (c) The projected loss experience of the policies cannot be significantly improved or mitigated through reasonable rate adjustments, however, CONSECO SENIOR has not yet quantified the degree to which other reasonable methods such as improved claim-handling practices will improve experience; and that

     (d) CONSECO SENIOR has made attempts to stabilize loss experience of the Florida HOME HEALTH CARE policies, including periodic filing of adjustments. Testimony of policyholders and other information in the record would suggest, however, that prior presentation by CONSECO SENIOR with regard to rate adjustments were not "in good faith," particularly the 45% rate increase presented 18 months earlier by former management. In

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hindsight and given CONSECO SENIOR's claims handling practices, it is clear that rates charged initially as well as prior rate adjustments were not timely, nor adequate to stabilize the loss experience.

     23. Pursuant to Section 627.9407, Florida Statutes and Rule 69O-157.005, Florida Administrative Code, the OFFICE may authorize nonrenewal for an insurer on a statewide basis on terms and conditions determined to be necessary by the OFFICE to protect the interests of the insureds if the insurer demonstrates that renewal will jeopardize the insurer's solvency or that substantial and unexpected loss experience cannot reasonably be mitigated or remedied, and if the OFFICE finds that the criteria outlined in the statute and rule have been met.

     24. In evaluating those criteria and applying the law, the OFFICE is required by Section 626.9641, Florida Statutes, Policyholders bill of rights, to bear in mind the following principles:

        1(a) Policyholders shall have the right to competitive pricing practices and marketing methods that enable them to determine the best value among comparable policies.

                                       ...

        1(c) Policyholders shall have the right to insurance advertising and other selling approaches that provide accurate and balanced information on the benefits and limitations of a policy.

        1(d) Policyholders shall have a right to an insurance company that is financially stable.

                                       ...

        1(g) Policyholders shall have the right to an insurance company that provides an economic delivery of coverage and that tries to prevent losses.

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        1(h) Policyholders shall have the right to a balanced and positive regulation by the department, commission, and office.

        (2) This section shall not be construed as creating a civil cause of action by any individual policyholder against any individual insurer.

     25. The OFFICE finds that even though it may not have been the fault of current management, nor necessarily the underwriting practices of CONSECO SENIOR after its purchase by the Conseco Group, some of the POLICYHOLDERS' RIGHTS enumerated in Section 626.9641, Florida Statutes have been abridged by the method in which these policies were sold by the predecessor companies. The sale of the HOME HEALTH CARE policies at prices that were inadequate from the beginning, in such a manner as to entice a person to purchase the policy when perhaps other policies with more stability would have been available, resulted in dramatic rate increases at a time when many policyholders were unable to qualify for coverage offered by other companies in the market. In attempting to apply "balanced and positive regulation" the OFFICE must consider the impact of CONSECO SENIOR'S request upon policyholders in light of the history of these HOME HEALTH CARE policies and the inequity of applying remedies only statewide.

     26. Further, the OFFICE finds that the criteria found in Section 627.9407, Florida Statutes and Rule 69O-157.005, Florida Administrative Code have not been met as set forth above.

IT IS THEREFORE ORDERED that

     27. CONSECO SENIOR's request to nonrenew its HOME HEALTH CARE policies on a statewide basis in Florida is hereby denied, pursuant to Sections 627.9407(3), 626.9641(a), 626.9641(c), 626.9641(d), 626.9641(g), and 626.9641(h), Florida
Statutes.

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     28. CONSECO SENIOR's requested rate increase (OIR Filing, FLR 04-03330)
filed March 18, 2004 of 211.6% for its Florida HOME HEALTH CARE policies is hereby denied, pursuant to Section 627.411(1)(e)1, Florida Statutes.

     29. CONSECO SENIOR shall offer all HOME HEALTH CARE policyholders nationwide, including all insureds who received notice of the March 5, 2004 public hearing or who had in-force policies as of February 22, 2004, the opportunity to choose among three options as outlined below regarding its HOME HEALTH CARE policies, unless specifically prohibited by state law or disapproved by a state regulator. The OFFICE has determined that the following options comprise terms and conditions that are necessary to protect the interests of the insureds:


OPTION 1 - RETAIN THE CURRENT POLICY
Retain the current policy with existing benefits. Existing rate schedules for the policy are to be uniformly (in all states) increased by an amount not to exceed fifty (50) percent for the first year. The effective date of the rate increase approved by the OFFICE shall be the insured's next HOME HEALTH CARE policy premium due date following ninety (90) days advance written notice. Future increases are anticipated and will be based upon operating results of the HOME HEALTH CARE book of business. Although the rates will not be capped, they must be actuarially justified, and improvements in claim-handling practices must be demonstrated before the OFFICE will approve any additional rate increases. If this policy subsequently lapses, the policyholder shall be entitled to a contingent non-forfeiture benefit equal to 100 percent (100%) of cumulative premiums paid less claims paid. Rate requests in other states are subject to the approval required by that particular state.

OPTION 2 - CHOOSE A REPLACEMENT POLICY
Choose a replacement policy with modified benefits, which has been filed and approved by the OFFICE subject to Section 627.410, Florida Statutes. The replacement policy shall be effective on the policyholders' next premium due date following ninety (90) days advance written notice. The replacement policy is modified from its current form as follows: (1) the restoration of benefits provision is removed from the policy language; (2) eligibility of benefits will require a Licensed Health Care Practitioner to certify the insured as (a) being unable to perform, without substantial assistance from another individual, at least two (2) activities of daily living for a period of at least ninety (90) days due to a loss of functional capacity or (b) requiring substantial supervision for protection from threats to health and safety due to severe cognitive impairment; (3) elimination periods are established at a minimum of a twenty (20) day period; and (4)

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lifetime benefit period policies will be converted to seven (7) years. In addition to the preceding changes, the policy must be modified such that it attains IRS qualified status.

If an insured elects the replacement policy, existing rate schedules are to be uniformly (in all states) increased by an amount not to exceed twenty-five (25) percent for the first year. Replacement policy rate filings shall be based upon historical loss data adjusted to reflect the experience as if the replacement policy were in effect. Any subsequent rate increases will be capped at fifteen
(15) percent per year for the life of the replacement policies. The effective date of any rate increase approved by the OFFICE shall be the insured's next HOME HEALTH CARE policy premium due date following ninety (90) days advance written notice. All rate requests must be actuarially justified, and improvements in claim-handling practices must be demonstrated before the OFFICE will approve any additional rate increases. If the replacement policy lapses the contingent non-forfeiture benefit shall be applied consistently with Option 3 below, with the premiums determined from the original policy issuance. Rate requests in other states are subject to the approval required by that particular state.

OPTION 3 - SELECT THE CONTINGENT NON-FORFEITURE BENEFIT
Exchange the current policy for a contingent benefit upon lapse non-forfeiture benefit (paid-up policy), which is equal to 100 percent (100%) of the sum of all premiums paid, including the premiums paid prior to any changes in benefits. A non-forfeiture benefit is a set dollar amount held by CONSECO SENIOR to pay an individual policyholder's future claims. Claims will be processed in accordance with the provisions detailed in the insured's existing policy until this pool of benefits has been exhausted. This option will be available to all insureds regardless of the cumulative rate increase amount or the insured's issue age. Policyholders who select this option will immediately be entitled to the contingent non-forfeiture benefit and will no longer be obligated to pay any premiums for their HOME HEALTH CARE policy.

     30. CONSECO SENIOR shall prepare and send a General Notice to all of its Florida HOME HEALTH CARE policyholders, explaining the options detailed in paragraph 29 above. The General Notice shall be sent to all HOME HEALTH CARE policyholders nationwide as soon as practicable after CONSECO SENIOR makes the required contacts and filings to effectuate this Order nationwide. The General Notice is for explanatory purposes only and shall clearly indicate that insureds are not required at that time to make an election among the three options outlined in this Order. The explanation may also include other items not listed in this Order. All Notices and offers to insureds pursuant to this Order are subject to review and approval of the OFFICE in advance of being sent to insureds. CONSECO SENIOR shall submit said General Notice to the

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OFFICE for approval within fifteen (15) days of the date of this Order. The
General Notice must be sent to all of its Florida HOME HEALTH CARE policyholders no later than May 15, 2004.

     31. CONSECO SENIOR shall prepare and send an Election Notice that prescribes the method and timeframe for each policyholder to choose among the three stated options. CONSECO SENIOR shall send the Election Notice to its HOME HEALTH CARE policyholders not currently "on claim" at least ninety (90) days prior to the policyholders' next premium due date. CONSECO SENIOR shall not implement the premium rate increases prior to the expiration of this ninety (90) day period. "On claim" policies are policies in which there is an incurred claim on which the insured is eligible for benefits. If an insured is receiving benefits as of the date of the General Notice required by paragraph 30 of this Order or if the insured is within the elimination period and meets benefits triggers under the policy, the insured will be considered "on claim" for purposes of the offer of the three options outlined in this Order. "Off claim" means that the insured is no longer eligible to receive HOME HEALTH CARE benefits. CONSECO SENIOR shall send the Election Notice to policyholders currently on claim as soon as practicable when they go "off claim", if at the time the insured goes "off claim", the insured has remaining available benefits in the current policy. The Election Notice required by this Order is subject to review and approval of the OFFICE in advance of being sent to insureds. CONSECO SENIOR shall submit said Election Notice as well as the replacement policy form and rates for Option 2 to the OFFICE for approval by June 15, 2004. Replacement policy form and rate filings for Option 2 in all other jurisdictions shall be filed as soon as practicable after CONSECO SENIOR makes the required regulatory contacts and filings to effectuate this Order nationwide.

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     32. The policyholder must return their Election Notice form to CONSECO
SENIOR within ninety (90) days of receiving advance written notice. If a policyholder fails to make an election by the deadline, the default election shall be Option 1 - Retain the Current Policy, as described in paragraph 29.

     33. CONSECO SENIOR shall not alter any reserve assumption that would have the result of reducing policy reserves without the prior approval of the OFFICE.

     34. CONSECO SENIOR shall maintain a risk-based capital level of 250 percent pursuant to Section 624.4085, Florida Statutes.

     35. CONSECO SENIOR must conduct a comprehensive evaluation of the claims adjudication process and submit a report to the OFFICE, indicating changes the insurer proposes to make to improve its claims handling process. Said report must be submitted to the OFFICE within sixty (60) days from the date this Order is filed. An independent contractor selected by the OFFICE shall conduct a separate evaluation of CONSECO SENIOR's claims adjudication process. This independent evaluation shall be done at CONSECO SENIOR's expense and future monitoring of the CONSECO SENIOR's claims handling process will also be at CONSECO SENIOR's expense.

     36. The independent evaluation, referenced in paragraph 35 above, shall determine the extent to which claims are being properly evaluated and paid in accordance with policy provisions and the Florida Insurance Code, including
Section 627.9404(11), Florida Statutes. The evaluation shall also review CONSECO SENIOR's claims adjudication report submitted to the OFFICE to determine if CONSECO SENIOR has implemented the changes indicated in the report and shall also recommend any additional changes that need to be made to improve claim-handling practices. Moreover, the independent evaluation shall set the parameters of the full audit, which

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will be subsequently submitted by CONSECO SENIOR to the OFFICE. CONSECO SENIOR shall provide said full audit of its claim adjudication process upon the earlier of the date of the next request for a rate increase submitted to the OFFICE or one year after the entry of this Order.

     37. Pursuant to Section 626.9891, Florida Statutes, CONSECO SENIOR shall demonstrate to the OFFICE, within sixty (60) days of this Order, that it has established and maintains an internal unit or division or has contracted with others to investigate possible fraudulent claims by insureds or by persons making claims for services against policies held by its insureds. If CONSECO SENIOR discovers such fraudulent activities, it shall refer such activities to the Department of Financial Services Fraud Division.

     38. The conditions and terms of this Order shall not be interpreted to diminish or abridge any rights or privileges accruing to CONSECO SENIOR's HOME HEALTH CARE policyholders that have elected to participate in the previous class action settlement, Irene Milkman v. American Travellers, Conseco Senior Health Insurance Company, et. al., Case No. 3775, in the Court of Common Pleas, Philadelphia County, Pennsylvania. ("Milkman Settlement").

     39. CONSECO SENIOR shall file with the OFFICE full and true statements of its financial condition, transactions and affairs as required by Section 624.424, Florida Statutes, in a complete and timely manner.

     40. Immediately after the filing of this Order, CONSECO SENIOR shall report on a monthly basis in a form acceptable to the OFFICE, by state, policyholders who have accepted an option, which option, and those that have not made a selection. This information may be used in an effort to facilitate follow-up by the Department of Financial Services Division of Consumer Services. Similar reports shall be filed in other jurisdictions at the request of the appropriate regulator.

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     41. CONSECO SENIOR shall establish an outreach program to assist policyholders in understanding their options and managing their HOME HEALTH CARE needs. Within thirty (30) days of this Order, CONSECO SENIOR shall submit a plan to the OFFICE for its approval that describes this outreach program in Florida. The program at a minimum must provide for qualified consumer service representatives, launch a toll free 1-(800) number, and establish sufficient hours and staffing to handle inquiries by insureds. CONSECO SENIOR shall coordinate this effort in Florida with the Department of Financial Services Division of Consumer Services. Similar outreach programs shall be initiated in other jurisdictions with the coordination of the appropriate regulator.

     42. On a quarterly basis, CONSECO SENIOR shall file a report with the OFFICE, detailing its compliance with this Order, including a demonstration of its good faith efforts to obtain the relief ordered herein in other states and the status of such efforts regarding its HOME HEALTH CARE policies.

     43. CONSECO SENIOR shall not distribute funds from CONSECO SENIOR to any affiliate or shareholder except pursuant to agreements that have been approved by the OFFICE. CONSECO SENIOR shall also not make any extraordinary bonus payments to its officers or directors without obtaining the prior written approval of the OFFICE until such time as all of its obligations under the Florida HOME HEALTH CARE policies have been satisfied.

     44. CONSECO SENIOR shall make every effort to resolve any issue with regard to the election process in favor of the policyholder. The OFFICE reserves jurisdiction to enter such further Orders as may be necessary to resolve disputes regarding application of the Order to CONSECO SENIOR's HOME HEALTH CARE policies.

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     45. Upon issuance of this Order, failure to adhere to one or more of the terms and conditions contained herein shall constitute a violation of a lawful order of the OFFICE, and shall subject CONSECO SENIOR to such administrative action as the OFFICE may deem appropriate.

     46. Each party to this action shall bear its own costs and fees except as otherwise provided in this Order.


         DONE and ORDERED this 20th day of April, 2004.




                                                 /s/ Kevin M. McCarty
                                                 ---------------------------
                                                 KEVIN M. McCARTY, DIRECTOR
                                                 Office of Insurance Regulation